Exhibit 4.33

Letter of Undertakings

Leo Ou Chen, Yusen Dai, Liu Hui, Chengdu Jumeiyoupin Science and Technology Co., Ltd. (“Chengdu Jumei”) and Reemake Media Co., Ltd. (“Reemake Media”) entered into an EQUITY PLEDGE AGREEMENT on April 20, 2017, pursuant to which Leo Ou Chen, Yusen Dai, Liu Hui have separately According to the agreement, Chen Ou, Dai Yusen and Liu Hui pledged all of their respective equity interests in Reemake Media to Chengdu Jumei and undertake to waive their respective right to receive any form of dividends with respect to such equity interests throughout the valid term of the Equity Pledge.

Leo Ou Chen

Signature:	/s/ Leo Ou Chen

April 20, 2017

Yusen Dai

Signature:	/s/ Yusen Dai

April 20, 2017

Hui Liu

Signature:	/s/ Hui Liu

April 20, 2017